MERRILL LYNCH PREFERRED CAPITAL TRUST IV
                    MERRILL LYNCH PREFERRED FUNDING IV, L.P.
                      COMPUTATION OF RATIOS OF EARNINGS TO
          COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS


                                 For the Period June 19, 1998 to June 26, 1998
                                ------------------------------------------------
                                Merrill Lynch Preferred  Merrill Lynch Preferred
                                  Capital Trust IV          Funding IV, L.P.
                                -----------------------  -----------------------

Earnings                           $             --           $     1,044,902
                                   ================           ===============

Fixed charges                      $             --           $            --

Preferred securities
  distribution requirements                      --                        --
                                   ----------------           ---------------
Total combined fixed charges
  and preferred securities
  distributions                    $             --           $            --
                                   ================           ===============
Ratio of earnings to combined
  fixed charges and preferred
  securities distributions                      N/A                       N/A